Corporate Resource Services Announces Annual Shareholder Meeting

NEW YORK, N.Y. -- (Business Wire) – October 15, 2013 -- Corporate Resource Services, Inc. (NASDAQ: CRRS), a diversified technology, staffing, recruiting and consulting services firm,  today announced that it will be hosting its Annual Meeting of Stockholders on November 6, 2013.

“We are pleased to invite all of our stockholders to our Annual Meeting and hope that as many as possible will be able to attend,” said John Messina, Chief Executive Officer of CRS.  “In addition to electing our Directors, appointing our auditors and addressing Say-On-Pay issues, we will be discussing several topics, including the adoption of an Equity Incentive Plan and an Employee Stock Purchase Plan, two very useful tools that we expect will help us attract, retain and incentivize the best and brightest talent. We are looking forward to discussing these topics and more with our stockholders as we shape the future of our company and continue to focus on profitable growth and increased shareholder value.”

The Company’s Annual Meeting of Stockholders will be held at the Down Town Association in the City of New York, 60 Pine Street, New York, NY 10005 on Wednesday, November 6, 2013. The meeting will start at 9:00 AM Eastern Time.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services.  The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 231 staffing and on-site facilities in 42 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380